UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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International Business Machines Corporation
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IBM NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 26, at 10 a.m., in the Charleston Area Convention Center, North Charleston, South Carolina.

We are very pleased that Mr. Michael L. Eskew, chairman and chief executive officer of United Parcel Service, Inc., Mr. Juergen Dormann, chairman of the board of ABB Ltd, and Mr. Minoru Makihara, senior corporate advisor and former chairman of Mitsubishi Corporation, are new nominees this year.

Drs. Keohane and Slaughter are not nominees for election, and their terms on the board will end in April. We are very grateful to them for their many valuable contributions and we will miss their participation.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

/s/ Samuel J. Palmisano
Samuel J. Palmisano
Chairman of the Board

Your Vote is Important

Please Vote by Using the Internet,
the Telephone, or by Signing, Dating, and Returning
the Enclosed Proxy Card

IBM NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT

IBM NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT

Armonk, New York 10504

March 7, 2005

Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 26, 2005, at
10 a.m., in the Charleston Area Convention Center, 5001 Coliseum Drive, North Charleston, South Carolina 29418. The items of business are:

1.     Election of directors for a term of one year.

2.     Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

3.     Such other matters, including 6 stockholder proposals, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on February 25, 2005 (the “Record Date”), are entitled to vote at the meeting, or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.

/s/ Daniel E. O’Donnell
Daniel E. O’Donnell
Vice President and Secretary

Admission to the Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement.  Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our transfer agent at the address listed below. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is an IBM stockholder as of the Record Date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 7, 2005, to stockholders entitled to vote. The IBM 2004 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM mail its 2004 Annual Report to that account by writing to our transfer agent, EquiServe Trust Company, N.A., P.O. Box 43072, Providence, R.I. 02940 or by telephoning 781-575-2727.

TABLE OF CONTENTS

1.	Election of Directors for a Term of One Year	5

GENERAL INFORMATION:
•	Board of Directors	9
•	Committees of the Board	9
•	Other Relationships	10
•	Directors’ Compensation	11
•	Section 16(a) Beneficial Ownership Reporting Compliance	11
•	Ownership of Securities	11
	–Security Ownership of Certain Beneficial Owners	11
	–Common Stock and Total Stock-Based Holdings of Management	12

REPORT ON EXECUTIVE COMPENSATION		13

Summary Compensation Table		17

Equity Compensation Plan Information		21

Performance Graph		22

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS		23

AUDIT AND NON-AUDIT FEES		23

2.	Ratification of Appointment of Independent Registered Public Accounting Firm	24

3.	Stockholder Proposal on Cumulative Voting	25

4.	Stockholder Proposal on Pension and Retirement Medical	25

5.	Stockholder Proposal on Executive Compensation	27

6.	Stockholder Proposal on Expensing Stock Options	28

7.	Stockholder Proposal on Disclosure of Executive Compensation	29

8.	Stockholder Proposal on Offshoring	30

OTHER MATTERS		31

PROXIES AND VOTING AT THE MEETING		31

1.     Election of Directors for a Term of One Year

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

CATHLEEN BLACK, 60, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is chair of IBM’s Directors and Corporate Governance Committee and a member of IBM’s Executive Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, iVillage, the Advertising Council, a member of the Council on Foreign Relations and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

KENNETH I. CHENAULT, 53, is chairman and chief executive officer of American Express Company, a financial services company. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, president and chief executive officer in 2000 and to his present position in 2001. Mr. Chenault is a member of the board of directors of the New York University School of Medicine and the NYU Hospitals Center, the Partnership for New York City, the National Academy Foundation and the National Center on Addiction and Substance Abuse. He also serves on the Dean’s Advisory Board of Harvard Law School and is a member of the Council on Foreign Relations. Mr. Chenault became an IBM director in 1998.

JUERGEN DORMANN, 65, is chairman of the board of ABB Ltd, a manufacturer of power and automation technologies. He is a member of IBM’s Executive Compensation and Management Resources Committee. Mr. Dormann joined Hoechst AG in 1963 and was chairman of the management board from 1994 until 1999. In 1999 Mr. Dormann was elected chairman of the board of management of Aventis S.A. He was elected chairman of the board of ABB Ltd in 2001 and was president and chief executive officer of ABB from 2002 through 2004. Mr. Dormann is vice chairman of the board of Sanofi-Aventis and a director of Adecco S.A. Mr. Dormann was an IBM director from 1996 to 2003, and he became an IBM director again earlier this year.

MICHAEL L. ESKEW, 55, is chairman and chief executive officer of United Parcel Service, Inc., a provider of specialized transportation and logistics services. He is a member of IBM’s Audit Committee. Mr. Eskew joined United Parcel Service in 1972. He was named corporate vice president for industrial engineering in 1994 and group vice president for engineering in 1996. Mr. Eskew was named executive vice president in 1999, vice chairman in 2000 and to his current position in 2002. Mr. Eskew is a director of 3M Company. Mr. Eskew became an IBM director earlier this year.

CARLOS GHOSN, 50, is co-chairman, president and chief executive officer of Nissan Motor Co., Ltd., an automotive manufacturer. He is a member of IBM’s Executive Compensation and Management Resources Committee. From 1978 to 1996 Mr. Ghosn held several positions with Compagnie Generale des Etablissements Michelin in Europe, Brazil and the U.S., the last being chairman, president and chief executive officer of Michelin North America, Inc., from 1990 to 1996. He was named executive vice president of Renault S.A. in 1996. Mr. Ghosn became chief operating officer of Nissan Motor Co., Ltd., in 1999, president and chief operating officer in 2000, president and chief executive officer in 2001 and co-chairman in 2003. Mr. Ghosn is a director of Alcoa, Inc., Renault S.A. and Sony Corporation. Mr. Ghosn became an IBM director in 2004.

CHARLES F. KNIGHT, 69, is chairman emeritus of Emerson Electric Co., a manufacturer of electrical, electromechanical and electronic products and systems. He served as chairman of Emerson Electric from 1974 to 2004 and as chief executive officer from 1973 to 2000. He also served as president from 1986 to 1988 and from 1995 to 1997 and was a director of Emerson from 1972 to 2004. Mr. Knight is a director of Anheuser-Busch Companies, Inc., SBC Communications Inc., BP p.l.c. and Morgan Stanley Dean Witter & Co. He became a director of IBM in 1993 and is chairman of the IBM Executive Compensation and Management Resources Committee and a member of the Executive Committee.

MINORU MAKIHARA, 75, is senior corporate advisor and former chairman of Mitsubishi Corporation. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. Mr. Makihara retired as chairman of Mitsubishi Corporation and became senior corporate advisor in 2004. Mr. Makihara is a director of Millea Holdings, Inc. He is also a member of the international advisory board of the Coca-Cola Company, the international council of J.P. Morgan Chase & Co., Inc. and the chairman’s council of DaimlerChrysler AG. Mr. Makihara was an IBM director from 1997 to 2003, and he became an IBM director again in late 2004.

LUCIO A. NOTO, 66, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chairman of IBM’s Audit Committee and a member of the Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Altria Group, Inc. and United Auto Group, Inc. He is also a member of the International Advisory Councils of Mitsubishi Corporation and Temasek (Singapore) Inc. Mr. Noto became an IBM director in 1995.

SAMUEL J. PALMISANO, 53, is chairman of the Board, president and chief executive officer of IBM and chairman of IBM’s Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000, chief executive officer in 2002 and chairman of the Board in 2003. Mr. Palmisano became an IBM director in 2000.

JOAN E. SPERO, 60, is president of the Doris Duke Charitable Foundation. She is a member of IBM’s Executive Compensation and Management Resources Committee. Ms. Spero served as U.S. Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981. From 1981 to 1993 she held several positions with American Express Company, the last being executive vice president, corporate affairs and communications. From 1993 to 1996 Ms. Spero served as U.S. Undersecretary of State for Economic, Business and Agricultural Affairs, and she assumed her current position with the Doris Duke Charitable Foundation in 1997. She is a director of Delta Air Lines, Inc., First Data Corporation, the Council on Foreign Relations and a trustee of Columbia University and the Wisconsin Alumni Research Foundation. Ms. Spero became an IBM director in 2004.

SIDNEY TAUREL, 56, is chairman of the board, president and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is a member of IBM’s Audit Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company’s operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the President’s Export Council and the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

CHARLES M. VEST, 63, is president emeritus and professor of mechanical engineering of the Massachusetts Institute of Technology. He is a member of IBM’s Audit Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He was president of the Massachusetts Institute of Technology from 1990 to 2004. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and was vice chair of the Council on Competitiveness from 1997 to 2004. Dr. Vest became an IBM director in 1994.

LORENZO H. ZAMBRANO, 60, is chairman and chief executive officer of CEMEX, S.A. de C.V., a producer and marketer of cement and ready-mix concrete products. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Zambrano joined CEMEX in 1968 and has served in a variety of executive positions. He was elected chief executive officer of CEMEX in 1985 and chairman in 1995. He is a member of Citigroup’s International Advisory Board and the Chairman’s Council of DaimlerChrysler AG. He is also Chairman of the Tecnologico de Monterrey and a member of Stanford University’s Graduate School of Business Advisory Council. Mr. Zambrano became an IBM director in 2003.

General Information

BOARD OF DIRECTORS

IBM’s Board of Directors is responsible for supervision of the overall affairs of the Company. The Board held nine meetings during 2004. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 98 percent. Attendance was at least 75 percent for each director. Directors are expected to attend the Annual Meeting of Stockholders, and all directors attended the 2004 Annual Meeting. Following the Annual Meeting, the Board will consist of 13 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

IBM’s Board of Directors has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board’s policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and for regularly scheduled executive sessions. The Chair of the Board committee responsible for the principal subject being discussed presides at these executive sessions.

The IBM Board Corporate Governance Guidelines are available at http://www.ibm.com/investor/corpgovernance/cggl.phtml/ and are available in print to any stockholder who requests them. Under these guidelines, the Directors and Corporate Governance Committee and the full Board annually review the financial and other relationships between the non-management directors and IBM to determine whether these directors satisfy the independence standards of the New York Stock Exchange. The Directors and Corporate Governance Committee and the Board have determined that 11 of the 12 non-management directors of the Company are independent under those standards. The committee and the Board have determined that Mr. Chenault does not qualify as an independent director, in view of the commercial relationships between IBM and American Express Company. As a result, Mr. Chenault does not participate on any committee of the Board or in executive sessions regarding compensation for the Company’s Chief Executive Officer. Otherwise, Mr. Chenault continues to participate fully in the Board’s activities and to provide valuable expertise and advice.

Stockholders and other interested parties who wish to communicate with the non-management directors of the Company should send their correspondence to: IBM Non-Management Directors, c/o Chair, IBM Directors and Corporate Governance Committee, IBM Corporation, Mail Drop 390, New Orchard Road, Armonk, NY 10504, or nonmanagementdirectors@us.ibm.com.

COMMITTEES OF THE BOARD

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

Executive	Audit	Directors and Corporate Governance	Executive Compensation and Management Resources
S.J. Palmisano*	L.A. Noto*	C. Black*	C.F. Knight*
C. Black	M.L. Eskew	M. Makihara	J. Dormann
C.F. Knight	S. Taurel	L.H. Zambrano	C. Ghosn
L.A. Noto	C.M. Vest		J. E. Spero

* Chair

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee held one meeting in 2004.

AUDIT COMMITTEE

The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee selects the independent registered public accounting firm and approves all related fees and compensation and reviews their selection with the Board. The committee also reviews the procedures of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence standards of the New York Stock Exchange. The Board has determined that Mr. Noto qualifies as an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange

Commission. The committee held five meetings in 2004. The IBM Board of directors has adopted a written charter for the committee, which is available at http://www.ibm.com/investor/corpgovernance/cgbc.phtml/. The Business Conduct Guidelines (“BCG”) are the Company’s code of business conduct and ethics for its directors, executive officers and employees. Any amendment to the BCG that applies to directors or executive officers will be disclosed on the Company’s website, and any waiver of the BCG for directors or executive officers may be made only by the IBM Board of Directors or a Board committee and will be disclosed on the Company’s website. The Business Conduct Guidelines are available at http://www.ibm.com/investor/corpgovernance/ cgbcg.phtml/. The charter and the Business Conduct Guidelines are available in print to any stockholder who requests them.

DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE

The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

The committee recommends candidates based on their business or professional experience, the diversity of their background, and their talents and perspectives. The committee identifies candidates through a variety of means, including information the committee requests from time to time from the Secretary of the Company, recommendations from members of the committee and the Board, and suggestions from Company management, including the Chairman and Chief Executive Officer. The committee also considers candidates recommended by third parties. Any formal invitation to a director candidate is authorized by the full Board. Messrs. Eskew, Dormann and Makihara are new nominees this year. Mr. Eskew is a nominee for the first time. Mr. Dormann was an IBM director from 1996 to 2003, and Mr. Makihara was an IBM director from 1997 to 2003. Each of these nominations was recommended by the committee and approved by the Board, after following this candidate identification process. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications.

The committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-management directors, and recommendations concerning the functions and duties of the committees of the Board.

The committee is responsible for reviewing and considering the Company’s position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence standards of the New York Stock Exchange. The committee held three meetings in 2004. The IBM Board of Directors has adopted a written charter for the committee, which is available at http://www.ibm.com/investor/corpgovernance/cgbc.phtml/. The charter is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Personal Pension Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 13). The committee has responsibility for reviewing the Company’s management resources programs and for recommending qualified candidates to the Board for election as officers.

Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence standards of the New York Stock Exchange. Committee members are not eligible to participate in any of the plans or programs that the committee administers. The committee held four meetings in 2004. The IBM Board of Directors has adopted a written charter for the committee, which is available at http://www.ibm.com/investor/corpgovernance/cgbc.phtml/. The charter is available in print to any stockholder who requests it.

OTHER RELATIONSHIPS

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM’s Board serve as executive officers. As noted on page 9 of the proxy statement, in view of the commercial relationships between IBM and American Express Company, the Board has determined that Mr. Chenault does not qualify as an independent director. In 2004, none of the other transactions between IBM and other companies for whom members of IBM’s Board serve as executive officers was individually significant or reportable. From time to time, the Company may have employees who are related to our executive officers or directors. Since 2003, Mr. Eskew’s son has been employed by IBM and his compensation is consistent with IBM’s policies that apply to all employees. Transactions between IBM and State Street Bank and Trust Company, the owner of more than five percent of the Company’s common stock, were all effected in the ordinary course of business.

The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 2004, through June 30, 2005, at a total cost of $8,510,412. The primary carrier is Illinois National Insurance Company.

DIRECTORS’ COMPENSATION

Effective January 1, 2005, directors who are not employed by the Company will receive an annual retainer of $100,000, an increase of $30,000. The Directors and Corporate Governance Committee recommended and the Board approved this annual retainer after reviewing the compensation practices of the largest U.S. companies. This increase reflects the additional demands placed on directors by the recent changes in governance and securities legislation, including the Sarbanes-Oxley Act of 2002. Each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the “DCEAP”). The IBM Board Corporate Governance Guidelines provide that within five years of initial election to the Board, each non-management director is expected to have stock-based holdings in IBM equal in value to five times the annual retainer. Under the DCEAP, non-management directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

Under the IBM Non-Employee Directors Stock Option Plan, each non-management director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of a non-management director, all options granted to such director shall become immediately exercisable. Non-management directors are provided group life insurance of $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company’s Matching Grants Program on the same basis as the Company’s employees.

The Directors and Corporate Governance Committee periodically reviews IBM’s director compensation practices and compares them against the practices of the largest U.S. companies. In performing this review, the committee focuses on ensuring that the Company’s non-management directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company’s stockholders. The committee believes that the Company’s total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-management directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

OWNERSHIP OF SECURITIES

The following tables reflect shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth information as to any person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock as of December 31, 2004.

	Voting Power		Investment Power			Percent
Name and Address	Sole	Shared	Sole	Shared	Total	of Class
State Street Bank and Trust Company, Trustee (1) 225 Franklin Street Boston, MA 02110	79,887,175	26,269,305	0	106,156,480	106,156,480	6.4%

(1)   Based on Schedule 13G filed by State Street Bank and Trust Company with the Securities and Exchange Commission on February 22, 2005. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. The Schedule 13G states that the report is not an admission that State Street Bank and Trust Company is the beneficial owner of any securities covered by the report, and that State Street Bank and Trust Company expressly disclaims beneficial ownership of all shares reported.

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS OF MANAGEMENT

The table sets forth the beneficial ownership of shares of the Company’s common stock, as well as all other IBM stock-based holdings as of December 31, 2004 by IBM’s current directors and nominees, the executive officers named in the Summary Compensation Table on page 17, and the directors and officers as a group, as of December 31, 2004. The table indicates the alignment of these individuals’ personal financial interests with the interests of the Company’s stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

							Total	Acquirable
	Voting Power		Investment Power				Stock-based	within 60
Name	Sole	Shared	Sole	Shared	Stock(1)		holdings(2)	days(3)
C. Black	4,000	324	4,000	324	14,460		14,826	26,000
K.I. Chenault	0	1,000	0	1,000	5,452		5,452	14,000
N.M. Donofrio	25,200	98,648	0	98,648	177,754		183,008	703,647
J. Dormann	5,422	0	5,422	0	5,422		5,422	28,000
D.T. Elix	67,779	0	67,779	0	115,632		117,130	309,131
M.L. Eskew (4)	0	0	0	0	0		0	0
C. Ghosn	0	0	0	0	646		646	0
J.R. Joyce	38,217	0	38,217	0	135,231		138,473	240,641
N.O. Keohane	0	0	0	0	23,530		26,855	22,000
C.F. Knight	14,182	0	14,182	0	29,881		31,805	26,000
M. Makihara	1,000	0	1,000	0	1,186		1,186	20,000
L.A. Noto	6,249	3,373	6,249	3,373	20,856		21,374	26,800
S.J. Palmisano	28,246	24,839	28,246	24,839	198,470		230,238	1,256,134
J.B. Slaughter	200	200	200	200	19,279		23,384	16,500
J.E. Spero	1,000	0	1,000	0	1,773		1,773	0
S. Taurel	5,265	0	5,265	0	8,499		8,499	6,000
C.M. Vest	400	0	400	0	8,004		8,852	30,000
S.M. Ward, Jr.	990	1,100	990	1,100	54,557		59,914	152,136
L.H. Zambrano	4,000	0	4,000	0	5,180		5,180	0
Directors and executive officers as a group	463,369	226,163	438,169	226,163	1,745,415	*	1,878,748	6,036,808	*

*      The total of these two columns represents less than 1% of the outstanding shares. No individual’s beneficial holdings totaled more than 1/10 of 1% of the outstanding shares. These holdings do not include 13,962,982 shares held by the IBM Personal Pension Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1)   For executive officers, this column includes shares shown in the “Voting Power” and “Investment Power” columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan.

(2)   This column shows the total IBM stock-based holdings, including the securities shown in the “Stock” column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan (“EDCP”) and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)   Shares that can be purchased under an IBM stock option plan.

(4)   Mr. Eskew joined the Board effective January 2005.

Report on Executive Compensation

ROLE AND COMPOSITION OF THE COMMITTEE

The Executive Compensation and Management Resources Committee (the “Committee”) administers and approves all elements of compensation for elected corporate officers and periodically reviews them with management. The Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation. The Committee reviews its determination with respect to the CEO’s compensation level with the independent non-management members of the Board, and seeks ratification by this group of all compensation items for the second highest-paid executive.

Members of the Committee are non-management directors who, in the opinion of the Board, satisfy the independence standards of the New York Stock Exchange. Members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management or management directors present.

COMPENSATION PHILOSOPHY AND PRACTICES

The key objectives of IBM’s executive compensation programs are to attract, motivate and retain executives who drive IBM’s marketplace success and industry leadership. IBM’s programs support these objectives by rewarding individuals for advancing business strategies and aligning Company interests with those of the stockholders. The programs are designed to:

•      Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

•      Differentiate strongly so that IBM’s best performers receive a highly competitive compensation package, and poorer performers receive less.

•      Encourage executives to manage from the perspective of owners with an equity stake in the Company.

COMPONENTS OF EXECUTIVE COMPENSATION

The compensation program for executive officers consists of the following components:

Cash. This includes base salary and any cash incentive or bonus award earned for the year’s performance.

•      Annual cash incentives link payments to Company performance, business unit performance and individual performance. In 2004, 50 percent of the annual incentive award funding was based on IBM corporate performance and 50 percent was based on business unit performance, and measured IBM financial results in the areas of net income (weighted 70 percent), revenue growth (weighted 20 percent) and cash flow (weighted 10 percent). This performance was then evaluated against qualitative measures, including achievements in customer satisfaction, market share growth, and workforce development. Individual awards reflect that individual’s performance and contributions for the year. In 2004, a new Growth and Innovation metric was included, which ties a portion of incentive awards to the Company’s performance against the relationship of revenue growth to total labor cost.

Long-term, stock-based incentives. Stock options, long-term incentive program awards, and restricted stock or restricted stock unit awards are intended to closely align executive pay with stockholder interests.

In a publicly acclaimed leadership move, IBM introduced a new approach to equity that meets business objectives for executive pay for performance and alignment with shareholder objectives. For all executives, every component of annual equity awards now has a performance feature. Starting in 2004, executives were granted premium-priced options, rather than more standard at-the-money options or restricted stock. Stock options issued at market price are now a small percentage of equity granted to senior executives, and are only granted if the executives first buy IBM stock with a portion of their annual bonus.

The premium-priced stock options are granted at a price 10% above the market price of the Company’s stock on the date of grant. As a result, these options begin to deliver returns to executives only after shareholders have seen stock price gains. These stock options vest over a period of four years and expire after ten years. Stock options issued at market price are granted only to executives who agree to first purchase IBM stock or equivalents from a portion of their annual cash incentive awards. These stock options vest in three years if the executive holds the underlying purchased stock (or equivalent).

Not all executives receive stock options every year, and the value of grant varies based on individual and company performance. There is an added link to company and individual performance for the market-priced options, as they are directly tied to the amount of the executive’s annual cash incentive award.

Stock option awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to IBM’s long-term success.

Long-Term Incentive Program (“LTIP”) awards provide senior management with an incentive opportunity linked to multiple year corporate financial performance and stockholder value. Awards are generally made annually in the form of performance stock units. Each performance stock unit is equivalent in value to one share of IBM common stock on the date of the grant. Executives are awarded a number of units at the beginning of the three-year performance period. At the end of the performance period, that number of units is adjusted upward or downward in a range between 0% and 150% (as shown in Long-Term Incentive Plans—Awards in Last Fiscal Year table) based on performance against objectives. If performance results in a payout, the adjusted number of units is paid in stock or cash.

For LTIP awards made in 2004, covering the performance period 2004-2006, the performance stock units can be earned based on achieving cumulative financial goals measured by earnings-per-share (weighted at 80 percent) and cash flow (weighted at 20 percent). Financial measures and weightings were the same for LTIP awards made in 2002, covering the 2002-2004 performance period. Based on the Company’s performance for the 2002-2004 period, 73% of the performance stock units were earned. Payouts for the named executives are reported in the Summary Compensation Table.

Restricted stock and restricted stock units are equivalent in value to IBM stock and are generally paid in stock, but only if the recipient remains with the Company throughout the vesting period, which typically ranges up to five years. These are awarded periodically to provide additional retention incentives to critical members of the executive team.

ETHICAL CONDUCT

To help ensure that stock-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines (annual cash incentive payments are also conditioned on compliance with these Guidelines).

In addition, every executive is held accountable to uphold and comply with these Guidelines, which require the individual to maintain the Company’s discrimination-free workplace and high standards of environmental protection. Upholding the Guidelines contributes to the success of the individual executive, and to IBM as a whole.

HOW EXECUTIVE PAY LEVELS ARE DETERMINED

IBM participates in several executive compensation benchmarking surveys that provide detail on levels of base salary, target annual incentives and stock-based and other long-term incentives. These surveys also provide the relative mix of short and long-term incentives, and mix of cash and stock-based pay. These surveys are supplemented by input from compensation consultants and practitioners on other factors such as recent market trends. The comparison group includes a broad range of key information technology companies, and the largest U.S. market-capitalized companies with whom IBM competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph.

IBM positions executive pay competitively compared to companies and jobs of similar size and complexity. For senior executive officers, where the median of the market does not adequately reflect the scope of those roles, the Company positions the total compensation above the median of the market. Individual total compensation is strongly differentiated based on performance. The portion of pay “at risk” (both annual incentive and stock-based awards) increases with responsibility.

In 2004, IBM continued to focus on cash competitiveness. While equity remains a significant component of total compensation, planned equity grant values have again been reduced, and total compensation levels have remained relatively flat for most executives. These actions reflected the Company’s priorities in a challenging business environment.

STOCK OWNERSHIP REQUIREMENTS

Stock ownership guidelines were established for members of senior management in 1995 to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that, within a five-year period, senior executives should attain an investment position (not including unexercised stock options) in IBM stock or stock units of three to seven times their base salary, depending on the individual’s scope of responsibilities, and thirteen times base salary for the CEO.

HOW IBM’S USE OF STOCK-BASED AWARDS IS DETERMINED

As noted, the Company’s compensation and retention strategy includes the use of stock options, restricted stock awards and other stock-based awards. The level of usage is determined based on several factors, such as market practice and projected business needs, including key acquisitions (e.g., where IBM stock awards are used to replace stock awards of the acquired company). Each year, management determines the appropriate usage, balancing these factors against financial considerations, including the cost of equity awards and the projected impact on stockholder dilution. The Company has emphasized differentiation in executive stock awards, and a targeted, skill-based approach in allocating its stock program to non-executives. As a result, annual usage has remained below the level typically seen in the information technology industry.

An important objective of the Company’s stock awards is to link reward to performance and to stockholders’ interests. Because of this overriding objective, the Company is not considering repricing existing options whose exercise price is above current levels.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Long-Term Performance Plans should qualify as performance-based. The Executive Deferred Compensation Plan permits an executive officer who is subject to section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s stockholders have previously approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, and did so again in 2004, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under section 162(m), which may be appropriate to retain and motivate key executives.

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

In his second full year as Chairman and Chief Executive Officer, Mr. Palmisano led IBM to strong revenue growth and significant market share gains against competition, while also setting the Company on a course for continued growth in emerging, fast-growing business opportunities and geographies.

To strengthen its ability to capture the highest-value opportunities in the rapidly-changing IT industry, IBM continued to position itself as the world’s leading provider of innovation-enabled on demand solutions–technology and transformation services that improve clients’ operations–for businesses and institutions of all sizes, in all industries.

IBM revenue increased to a record $96.3 billion, up 8% as reported, and up 3% at constant currency compared with an estimated 5% increase in worldwide IT spending. Pretax earnings were $12 billion, an increase of 11% year to year, and up 14% without the one-time pension litigation settlement in the third quarter of 2004. Diluted earnings per share were $4.94, but $5.05–up 16% without the settlement, and above analysts’ expectations from the start of the year by 12 cents. The Company’s return on invested capital (“ROIC”)–excluding the Global Financing Business and the one-time settlement–rose to 29%, significantly above the average for the S&P 500.

In 2004, the economic environment shifted from a period of recovery to moderate expansion. Clients initially concentrated on updating their infrastructures and IBM responded with a strong performance that further strengthened its leadership positions in systems, services and middleware software. Several factors–including increasing complexity and globalization–also drove clients to look for support to transform their businesses. To address these needs, IBM increased its focus on a growing market opportunity–business performance transformation services (“BPTS”).

Mr. Palmisano identified the BPTS market opportunity as some $500 billion in incremental, higher-margin business beyond the traditional IT market, and launched substantial investments in Business Transformation Outsourcing, Engineering and Technology Services, Strategy and Change Consulting, and Business Performance Management Software–areas that leverage the Company’s industry expertise, advanced technologies and economies of scale. By the end of the year, IBM had generated over $3 billion in revenue in these areas, up 45% over the previous year, and established itself as uniquely qualified to lead the industry in this emerging growth opportunity.

The Company continued its pattern of strong growth in emerging countries with the combined revenue in Brazil, China, India and Russia growing 25% to more than $4 billion.

IBM gained or held share in its key strategic businesses in 2004. In systems, the Company extended its lead in the overall server market worldwide to above 6 points, with 33% of total server revenue, and led in both Linux-based servers and the fast-growing blade server market, more than doubling revenue in the latter. IBM also was the fastest growing supplier of Intel-based servers, and expanded its lead in supercomputing as the IBM BlueGene/P system became the most powerful supercomputer in the world.

Services revenue grew 8% in 2004 and IBM once again ranked number one in IT services revenue and market share worldwide. IBM demonstrated the unparalleled scope of its services capabilities by leading all other companies in such growth areas as IT outsourcing, consulting and systems integration services, application management services, application hosting and IT training. On a global basis, IBM’s market share was two times as great as its closest competitor.

In software, IBM increased revenue in its WebSphere family of middleware products by 14% and established IBM middleware as the category leader and the industry’s driving force in web services. IBM also grew revenue in DB2, the industry’s leading data management software, and held share in the data management market by growing total data management software 7%.

In support of the Company’s focus on higher value segments of enterprise computing, IBM completed 14 acquisitions of targeted software and services firms in 2004, while continuing to invest over $5 billion in Research and Development and receiving the most U.S. Patents for the twelfth straight year, more than 1,300 more than the next closest company. IBM also announced a definitive agreement to sell its personal computer division to Lenovo and establish with the buyer a broad-based alliance that will enable IBM to continue to provide comprehensive PC-based solutions to clients without the financial and management responsibility of owning and operating a PC business.

Mr. Palmisano’s leadership extended beyond IBM’s business operations. In 2004 he continued the cultural change work he had begun the year before to empower employees to help define a revised set of corporate values, leading a three-day, company wide online “Values Jam” to identify ways to better serve clients and improve IBM’s performance. He also served as co-chairman of the National Innovation Initiative, spearheading a comprehensive study outlining the innovation challenges and opportunities facing the United States in the 21st century.

The Committee’s criteria for determining Mr. Palmisano’s compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM, and, most importantly, Mr. Palmisano’s performance. The Committee believes that, in an environment of business pressures, rapidly-shifting client demands, increasing complexity and globalization, Mr. Palmisano led IBM through several difficult challenges, while moving the Company forward compared to its competition. His leadership in strengthening IBM’s on demand strategy and in shaping IBM’s higher value focus to dramatically differentiate it from competitors has been instrumental in positioning the Company for a future of growth.

Mr. Palmisano’s annual incentive award for 2004 is reported in the “Bonus” column of the Summary Compensation Table. In addition, he earned a payout from the 2002-2004 long-term incentive award program, based on the Company’s cumulative financial results over that three-year period, reported in the “LTIP Payouts” column of the Summary Compensation Table. Considering all of the factors, the Committee believes that the total value of Mr. Palmisano’s compensation is appropriate compared to Chairmen/CEOs of the Company’s large, complex global competitors.

Charles F. Knight (chair)

Juergen Dormann

Carlos Ghosn

Joan E. Spero

The selected references in this report to constant currency are made so that financial results can be viewed without the impacts of changing foreign currency exchange rates, and therefore facilitates a comparative view of business growth. The reference above to the Company’s return on invested capital represents IBM’s rate of return on capital invested in the Company’s core, non-Global Financing segments and excludes the impact of the one-time pension charge. Pre-tax earnings and diluted earnings per share, in each case without the one-time pension litigation settlement, and ROIC are non-GAAP measures. See the Company’s Form 8-K dated January 18, 2005, Attachments II and III.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation(1)
						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)		Restricted Stock Awards	Securities Underlying Options(#)(3)	LTIP Payouts	All Other Compensation

S.J. Palmisano	2004	$1,660,000	$5,175,000	$104,406		$0	250,000	$1,676,480	$211,800	(4)
Chairman, President	2003	1,550,000	5,400,000	11,037		0	250,000	769,095	181,500
and CEO	2002	1,433,333	4,500,000	75,336		0	300,000	853,505	133,000

N.M. Donofrio	2004	743,750	1,185,000	1,041		0	57,702	692,912	57,863	(4)
Senior VP	2003	637,501	1,185,000	1,390		0	59,028	425,566	36,075
	2002	550,000	565,000	6,929		1,819,347	60,849	509,555	35,250

J.R. Joyce	2004	713,750	1,204,000	2,387		0	62,763	782,301	55,643	(4)
Senior VP and	2003	615,000	1,141,000	205		1,363,246	58,453	512,730	34,950
Group Executive	2002	550,000	550,000	202		0	68,700	509,555	36,313

D.T. Elix	2004	756,251	1,102,000	10,967		0	65,575	804,696	52,988	(4)
Senior VP and	2003	622,501	1,010,000	764,092	(5)	1,817,740	67,082	553,748	33,925	(6)
Group Executive	2002	500,000	485,000	909		1,455,478	70,663	509,555	30,750

S.M. Ward, Jr.	2004	436,250	1,162,700	1,608		0	38,243	469,437	30,338	(4)
Senior VP and	2003	377,500	575,000	1,068		908,831	39,122	299,947	17,565
General Manager	2002	250,000	208,000	0		0	41,220	286,625	12,585

(1)   At the end of 2004, Mr. Palmisano held 107,844 performance stock units and 34,209 restricted stock units having a combined value of $14,003,585; Mr. Donofrio held 29,563 performance stock units, 53,906 restricted stock units, and 25,200 shares of restricted stock having a combined value of $10,712,590; Mr. Joyce held 31,617 performance stock units and 48,021 restricted stock units having a combined value of $7,850,714; Mr. Elix held 33,849 performance stock units and 47,853 restricted stock units having a combined value of $8,054,183; and Mr. Ward held 19,743 performance stock units and 34,807 restricted stock units having a combined value of $5,377,539. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as the dividends paid to stockholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(2)   For Mr. Palmisano, this amount includes perquisites and personal benefits in excess of reporting thresholds, including $69,639 and $38,280 imputed as income for use of corporate aircraft in 2004 and 2002, respectively (calculated in accordance with Internal Revenue Service requirements). In 2003, Mr. Palmisano did not have any perquisites and personal benefits in excess of reporting thresholds, and $18,259 was imputed as income for the use of corporate aircraft that year (calculated in accordance with Internal Revenue Service requirements). The variable cost to the company from this usage (calculated to include fuel, maintenance, and certain fees and expenses) was $261,776, $86,107 and $64,125 in 2004, 2003 and 2002, respectively.

(3)   The exercise price per share of the options granted in 2004 reflects a 10% premium over the average of the high/low market price on date of grant.

(4)   Represents the Company’s contributions to the IBM Savings Plan and the Executive Deferred Compensation Plan (“EDCP”).

(5)   This amount includes reimbursement for tax liabilities related to payments for overseas assignment (see footnote (6) below).

(6)   This amount includes payments for certain expenses related to relocation from assignment outside the home country, as well as $33,225 for the Company’s contributions to the IBM Savings Plan and the EDCP.

Stock Option/SAR Grants in Last Fiscal Year(1)

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Ten-Year Option Term(3)
	Number of Securities Underlying Options/SARs	% of Total Options/SARs Granted to Employees in	Exercise Price	Expiration
Name	Granted	Fiscal Year	per Share(2)	Date	0%	5%	10%
S.J. Palmisano	250,000	0.94%	$ 105.96	2/23/14	$ 0	$12,737,900	$ 35,973,800
N.M. Donofrio	57,702	0.22%	105.96	2/23/14	0	2,940,000	8,303,000
J.R. Joyce	62,763	0.23%	105.96	2/23/14	0	3,197,900	9,031,300
D.T. Elix	65,575	0.25%	105.96	2/23/14	0	3,341,100	9,435,900
S.M. Ward, Jr.	38,243	0.14%	105.96	2/23/14	0	1,948,500	5,503,000

Increase in market value of IBM common stock for all stockholders at assumed annual rates of stock price appreciation (as used in the table above) from $96.33 per share average of high/low market price, over the ten-year period, based on 1,645.6 million shares outstanding on December 31, 2004.

5% (to $157/share)	10% (to $250/share)
$100 billion	$253 billion

(1)   No Stock Appreciation Rights (SARs) or Incentive Stock Options were granted to the named executive officers during 2004.

(2)   These options were granted on February 24, 2004 and vest in four equal annual installments from date of grant. The exercise price reflects a 10% premium over the $96.33 average of high/low market price on date of grant.

(3)   Potential Realizable Value assumes that the average of high/low market price appreciates in value over the ten-year option term at the assumed annual growth rates. For example, a $96.33 per share price with a 5% annual growth rate results in a stock price of $157 per share, and a 10% rate results in a price of $250 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
S.J. Palmisano	40,984	$2,808,941	1,033,633	610,001	$30,921,202	$3,982,875
N.M. Donofrio	117,416	8,021,251	646,752	144,899	28,476,142	935,463
J.R. Joyce	73,864	3,547,978	178,162	155,954	662,017	930,535
D.T. Elix	0	0	242,050	167,470	2,956,724	1,063,859
S.M. Ward, Jr.	0	0	113,714	96,971	509,155	620,448

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of Shares, Units	Performance or Other Period Until Maturation	Estimated Future Payouts under Non-Stock Price-Based Plans(1)
Name	or Other Rights	or Payout	Threshold (#)(2)	Target (#)	Maximum (#)
S.J. Palmisano	41,667	1/04-12/06	10,417	41,667	62,501
N.M. Donofrio	9,606	1/04-12/06	2,402	9,606	14,409
J.R. Joyce	10,449	1/04-12/06	2,612	10,449	15,674
D.T. Elix	10,917	1/04-12/06	2,729	10,917	16,376
S.M. Ward, Jr.	6,367	1/04-12/06	1,592	6,367	9,551

(1)          Long-Term Incentive Program (“LTIP”) awards are denominated in Performance Stock Units (“PSUs”), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/04 and ending 12/31/06. Performance against each of the targets will be subject to separate payout calculations. The target number of PSUs will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold. After the performance period, PSUs will be paid in stock.

(2)          The amounts in this column represent the threshold number of PSUs that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

RETIREMENT PLANS

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan (“SERP”). Benefits under the SERP are offset by benefits under the Company’s defined benefit pension plan, known as the IBM Personal Pension Plan, which provides funded, tax-qualified benefits up to IRS limits and unfunded, non-qualified benefits in excess of IRS limits. The SERP and the IBM Personal Pension Plan are referred to collectively as the “Plans”.

Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions apply. Executives who were within five years of retirement eligibility on June 30, 1999, remain eligible under the prior SERP provisions. All other executives are subject to the current SERP provisions, except that executives who were at least age 40 with 10 years of service on June 30, 1999, are governed by a transitional rule under which they continued to accrue benefits under the prior SERP provisions through 2003.

For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table.

The years of service for each of the named executive officers under the Plans, as of December 31, 2004 are: Mr. Palmisano, 31 years; Mr. Donofrio, 37 years; Mr. Joyce, 29 years; Mr. Elix, 35 years; and Mr. Ward, 26 years. No additional benefits are payable under the Plans for years of service in excess of 35 years.

Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula (lump sum payments are not available under the SERP). Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

The following tables set out the estimated annual retirement benefit payable under the Plans through year-end 2004 for a participant at age 65, for various levels of average annual compensation (as defined above) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. Under the July 1, 1999 SERP provisions, benefits generally are payable only if the executive is at least 60 at termination. Under both provisions, at age 60 or later, benefits are unreduced. The named executive officers are eligible for retirement benefits under the prior SERP provisions, except that Messrs. Joyce and Ward are governed by the SERP provisions effective July 1, 1999, and the SERP transitional rule described above.

Table 1. Estimated Annual Retirement Benefits Payable under the Plans under prior SERP Provisions

Five-Year Average Compensation
	Years of Service
	5	15	20	25	30	35
$500,000	$53,333	$160,000	$213,333	$245,833	$278,333	$297,083
1,000,000	117,083	351,250	468,333	533,333	598,333	635,833
1,500,000	180,833	542,500	723,333	820,833	918,333	974,583
2,000,000	244,583	733,750	978,333	1,108,333	1,238,333	1,313,333
5,000,000	627,083	1,881,250	2,508,333	2,833,333	3,158,333	3,345,833
7,500,000	945,833	2,837,500	3,783,333	4,270,833	4,758,333	5,039,583
10,000,000	1,264,583	3,793,750	5,058,333	5,708,333	6,358,333	6,733,333
12,500,000	1,583,333	4,750,000	6,333,333	7,145,833	7,958,333	8,427,083

Table 2. Estimated Annual Retirement Benefits Payable under the Plans under SERP Provisions effective July 1, 1999

Five-Year Average Compensation
	Years of Service
	5	15	20	25	30	35
$500,000	$42,871	$128,614	$171,486	$210,863	$231,405	$269,973
1,000,000	92,857	278,571	371,429	464,286	557,143	650,000
1,500,000	139,286	417,857	557,143	696,429	835,714	975,000
2,000,000	185,714	557,143	742,857	928,571	1,114,286	1,300,000
5,000,000	464,286	1,392,857	1,857,143	2,321,429	2,785,714	3,250,000
7,500,000	696,429	2,089,286	2,785,714	3,482,143	4,178,571	4,875,000
10,000,000	928,571	2,785,714	3,714,286	4,642,857	5,571,429	6,500,000
12,500,000	1,160,714	3,482,143	4,642,857	5,803,571	6,964,286	8,125,000

OTHER DEFERRED COMPENSATION PLANS

The IBM Savings Plan allows all eligible employees to defer up to 80% of their salary and variable pay on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Company officers participate in the IBM Savings Plan on the same basis as all other employees. For 2004, Internal Revenue Service limits on the IBM Savings Plan precluded an annual deferral of more than $13,000 ($16,000 for participants who were at least age 50 during such year) or an eligible compensation base of more than $200,000 for any one employee.

IBM established the IBM Executive Deferred Compensation Plan (the “EDCP”) in 1995. The EDCP allows any U.S. executive, including officers, to defer additional income and receive a Company match on the same basis as the IBM Savings Plan except that the Company match for the EDCP is credited only in units of IBM common stock which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until termination of employment under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All investments in the EDCP increase or decrease based on the results of the actual IBM Savings Plan funds’ performance, but the payments after employment ends are paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

The Company also provided executives with the opportunity to defer payout of any cash payments under LTIP awards and certain restricted stock unit awards on terms similar to the EDCP. These amounts are not funded (participants are general creditors of the Company) and there is no Company match on these amounts. The restricted stock unit award deferrals are recorded as deferred units of Company stock and are not transferable to any other investment alternatives until paid out.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

There are no employment agreements or change-in-control arrangements with any of the named executive officers.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	142,202,148	$ 92.93	125,535,285
Equity compensation plans not approved by security holders	100,035,454	$ 85.36	33,617,439
Total	242,237,602	$ 89.81	159,152,724

(1)          In connection with 21 acquisition transactions, 2,876,790 additional options are outstanding as a result of the Company’s assumption of options granted by the acquired entities. The weighted average exercise price of these options is $88.84. The Company has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies. In addition, columns (a) and (b) of the table above do not include 9,243,480 restricted stock units, including restricted stock units payable under outstanding performance stock units assuming 100% of the performance objectives are achieved.

The table does not include 112,396 Promised Fee Shares that are outstanding under the Directors Deferred Compensation and Equity Award Plan (“DCEAP”)–see “General Information–Directors’ Compensation.” The Company has issued 14,852 shares of IBM common stock under the DCEAP, and 748,262 shares remain available for issuance thereunder.

The material features of each equity compensation plan under which equity securities are authorized for issuance that was adopted without stockholder approval are described below:

2001 LONG-TERM PERFORMANCE PLAN

The 2001 Long-Term Performance Plan (the “2001 Plan”) is used to fund awards for employees other than senior executives of the Company. Awards for senior executives of the Company will continue to be funded from the stockholder-approved 1999 Long-Term Performance Plan (the “1999 Plan”). Otherwise, the provisions of the 2001 Plan are identical to the 1999 Plan, including the type of awards that may be granted under the plan (stock options, restricted stock and unit awards and long-term performance incentive awards).

The 2001 Plan is administered by the Executive Compensation and Management Resources Committee of the Board of Directors, and that Committee may delegate to officers of the Company certain of its duties, powers and authority. Payment of awards may be made in the form of cash, stock or combinations thereof and may be deferred with Committee approval. Awards are not transferable or assignable except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of the recipient, or (iii) with the approval of the Committee.

If the employment of a participant terminates, other than as a result of the death or disability of a participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a participant or in the event a participant is deemed by the Company to be disabled and eligible for benefits under the terms of the IBM Long-Term Disability Plan (or any successor plan or similar plan of another employer), the participant’s estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the participant under the applicable Award Agreement. In addition, unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the participant is not in compliance with all applicable provisions of the Award Agreement and the Plan. In addition, Awards are cancelled if the participant engages in any conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

PWCC ACQUISITION LONG-TERM PERFORMANCE PLAN

The IBM PWCC Acquisition Long-Term Performance Plan (the “PWCC Plan”) was adopted by the Board of Directors in connection with the Company’s acquisition of PricewaterhouseCoopers Consulting (“PwCC”) from PricewaterhouseCoopers LLP, as announced on October 1, 2002. The PWCC Plan has been and will continue to be used solely to fund awards for employees of PwCC who have come over to the Company as a result of the acquisition. Awards for senior executives of the Company will not be funded from the PWCC Plan. The terms and conditions of the PWCC Plan are substantively identical to the terms and conditions of the 2001 Plan, described above.

Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR IBM, S&P 500 STOCK INDEX, AND S&P COMPUTERS (HARDWARE) INDEX (EXCLUDING IBM)

	1999	2000	2001	2002	2003	2004
IBM Common Stock	100	79.16	113.20	73.04	88.02	94.35
S & P 500 Stock Index	100	90.89	80.09	62.39	80.29	89.02
S & P Computers (Hardware) Index (excluding IBM)	100	52.24	39.67	29.14	38.57	47.44

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indices. Because IBM is a company within the Standard & Poor’s (“S&P”) 500 Stock Index, the Securities and Exchange Commission’s proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P Computers (Hardware) Index is such an index. The results for this index exclude IBM.

The graph assumes $100 invested on December 31, 1999, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

Report of the Audit Committee of the Board of Directors

The Audit Committee hereby reports as follows:

1.     Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in their oversight role, has reviewed and discussed the audited financial statements with IBM’s management.

2.     The Audit Committee has discussed with the Company’s internal auditors and IBM’s independent registered public accounting firms, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and independent registered public accounting firms, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by SAS 61 (Communications with Audit Committee) as may be modified or supplemented.

3.     The Audit Committee has received the written disclosures and the letters from PricewaterhouseCoopers LLP (“PwC”) and Ernst & Young LLP (“E&Y”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PwC and E&Y their independence.

4.     The Audit Committee has an established charter outlining the practices it follows. The charter, which is reviewed on an annual basis, is available on the company’s website at: http://www.ibm.com/investor/corpgovernance/cgbc.phtml/.

5.     The Company’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all service performed by, the Company’s independent registered public accounting firms. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by these firms during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair their independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

6.     Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors of IBM and the Board has approved, that the audited financial statements be included in IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

L.A. Noto (chair)

M.L. Eskew

J.B. Slaughter

S. Taurel

C.M. Vest

Audit and Non-Audit Fees

Set forth below are the fees paid by IBM to its independent registered public accounting firms, PricewaterhouseCoopers LLP (“PwC”) and Ernst & Young LLP (“E&Y”), for the fiscal periods indicated.

During 2002, IBM purchased the consulting business from PwC for an aggregate purchase price of $3.5 billion. As part of the transaction, PwC agreed to provide certain transition services to IBM, including financial, human resources, office and other services. In addition to payments for these services, IBM paid PwC $4.9 million in 2004 for subcontractor arrangements in effect prior to the acquisition.

	PwC		E&Y
(Dollars in millions)	2004	2003*	2004	2003*
Audit Fees	$ 21.6	$ 15.6	$ 3.3	$ 3.0
Audit-Related Fees	28.1	13.7	0.7	8.0
Tax Fees	26.9	22.9	0.7	0.2
All Other Fees	0.1	0.0	0.0	0.0

* Reclassified to conform to 2004 presentation.

DESCRIPTION OF SERVICES

Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.

Audit-Related Fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and review of IBM’s retirement and other benefit-related programs. For 2004, these services included $6 million paid to PwC for the audit of the Company’s internal controls in anticipation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and $10 million paid to PwC for services in connection with the transaction under which Lenovo will acquire IBM’s Personal Computing division.

Tax Fees comprise fees for tax compliance, tax planning, and tax advice. These services include $22 million and $18 million for 2004 and 2003, respectively, for tax preparation services for employees on assignment, with the remaining amounts for corporate tax services. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. international tax matters; assistance with foreign income and withholding tax matters, assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

All Other Fees comprise fees to assist international assignees in obtaining work permits and visas.

2.               Ratification of Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to be IBM’s auditors for the year 2005 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PwC served in this capacity for the year 2004. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. For each category of proposed service, PwC is required to confirm that the provision of such services does not impair their independence. Before selecting PwC, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PwC in all of these respects. The committee’s review included inquiry concerning any litigation involving PwC and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PwC to perform services for the Company is in no way adversely affected by any such investigation or litigation.

The IBM Board of Directors and the Audit Committee unanimously recommend a vote FOR this proposal.

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in IBM’s 2006 proxy material after the 2005 Annual Meeting but must be received no later than 5 p.m. EST on November 7, 2005. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of an independent registered public accounting firm, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

The IBM Board of Directors opposes the following proposals for the reasons stated after the proposals.

3.               Stockholder Proposal on Cumulative Voting

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: “That the stockholders of IBM, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 333,582,441 shares, representing approximately 34.1% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company’s stockholders as a whole rather than the interests of any particular group. In contrast, cumulative voting, as suggested by the Proponent, would enable stockholders representing less than a majority of all shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable. The Board therefore unanimously recommends a vote AGAINST this proposal.

4.               Stockholder Proposal on Pension and Retirement Medical

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 408 shares, on behalf of himself and 116 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

Stockholders ask the Board to adopt the following policy:

Age discrimination in retirement policies will be ended by allowing all employees, regardless of age, to choose the promised pension and retirement medical insurance under the terms in effect before IBM adopted changes in 1995 and 1999.

On July 31, 2003, a Federal District Court in Illinois ruled that the cash balance pension plan IBM adopted in 1999 and an earlier plan IBM adopted in 1995 both violated federal retirement law because they discriminated on the basis of age.

The Wall Street Journal reported the next day that “potentially, IBM could have to recalculate benefits for 130,000 employees and retirees, paying most of them more.” However, the Journal also reported that “the impact” of the decision “to IBM’s near-term operating cash flow would be negligible, because [IBM] would pay the benefits from its well-funded pension plan. Indeed, the company filings say an adverse ruling would be immaterial.”

Countering Bush Administration plans to overturn this federal court ruling, on September 9, 2003, Congress overwhelmingly passed an amendment introduced by Congressman Bernie Sanders to prevent federal funds from being so used. Congress passed a similar resolution in 2004.

The changes IBM implemented in 1999 created an unprecedented groundswell of dissent among IBM employees. Covered by national media, employee meetings around the country led to a Senate hearing chaired by Senator James Jeffords, stockholder resolutions, union organizing, the class action law suit that employees won, and then the vote in the US Congress.

Employees expressed outrage that IBM broke its promise that retirement pay and retirement medical insurance would be a secure part of earned compensation.

The protest campaign led IBM to partially back down, allowing about 35,000 additional employees to choose between the pension plans.

Confirming employee calculations, the court said that the cash balance plan would “cause reductions in retirement pay of up to 47% for older workers.”

Having considered the fully developed arguments on both sides, the federal district court declared that IBM’s “1999 cash balance formula violates the literal terms of the Employee Retirement Income Security Act. IBM’s own age discrimination analysis illustrates the problem.”

From IBM’s own documents the court also concluded that “IBM proceeded with the cash balance plan with open eyes and was fully informed of the consequences of the litigation that was sure to come.”

IBM boosted the profit report as a result of its 1995 and 1999 changes–even though no money was transferred into the company–based on an accounting rule treatment of the pension plan. The court said, “astonishingly, plan income was over $1 billion in 2001, and this accounted for 13% of IBM’s net income.” IBM executive pay is tied to the report of profit as elevated by the pension income. In addition, the August 1, 2003 New York Times noted that some of the savings to the pension plan “was to be used to create pensions for executives.” IBM enacted a separate “top hat” pension plan for executives in 1998.

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

To stay competitive in the marketplace, IBM must attract and keep the industry’s most talented people. We do that, in part, by offering compensation and benefit programs that provide value to our employees. In this context, IBM remains convinced that the changes made to its pension and retirement medical insurance plans were the right thing to do.

The pension changes adopted in 1995 addressed a specific set of corporate purposes: to manage long-term liabilities, to reduce early retirement subsidies, and, recognizing the changing needs of a more diverse talent pool, to provide a more attractive benefit for mid-career hires and those who might not spend a full career with IBM. These objectives were set, and the plan changes were adopted, in the context of urgent efforts by IBM to resuscitate a business that was sustaining enormous losses in the early 1990s. Further, this new approach to pension benefits was part of a broader package of changes being made by IBM, including allocating greater resources to the 401(k) plan and to various forms of incentive compensation and the hiring of experienced employees to staff its growing services business.

Since then, IBM has made other changes to its pension benefit programs to provide its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers. After analyzing its own workforce and the practices of the companies against which it competes for employee talent, IBM found that over 50% of its U.S. employees have 5 years or less with the Company, validating the Company’s decision to change its pension plan in 1995. The Company also found that approximately 75% of its competitors did not offer a pension plan. As a result of these studies, the Company concluded that its pension plans were not delivering the kind of benefit this workforce valued, and effective in January 2005 moved forward with a new 401(k) plan for new employees, under which they would receive a new, enhanced benefit in lieu of traditional pension benefits, including an increased Company match on employee investments–from 50% to 100% of the first 6% of eligible pay. In the past 10 years, IBM has invested over $11 billion in U.S. cash compensation for employees, including salary increase programs and the variable pay (bonus) program. Since 1991, IBM has increased U.S. base salaries by more than 80%, well in excess of what our competitors have done.

This past year, the Company also implemented a new program for equity awards to its senior executives, designed to incent performance and to increase the stake executives have in the Company. Under this program, the Company’s top executives now receive stock options priced at a 10% premium to the market price of IBM stock, meaning that the executives will not earn a dollar on these options until the stock price increases by more than 10%. In addition, these executives have the opportunity to receive “at-the-money” options only by agreeing to defer 10% of their annual incentive compensation into IBM equity, where it is held for three years or until retirement. When this program was announced, IBM was the only Fortune 100 company to offer premium-priced options so broadly, staking out a leading position in its efforts to drive continued performance by its executive team.

As these actions evidence, the Company continually reviews its plans and programs to take account of shifts in the marketplace and to ensure that IBM continues to offer the right mix of pay and benefits to attract the top talent needed to lead the business in today’s competitive marketplace. The flexibility to conduct these reviews and make these changes is vital to the Company. For all of these reasons, the Board unanimously recommends a vote AGAINST this proposal.

5.               Stockholder Proposal on Executive Compensation

Management has been advised that Mr. Donald S. Parry, 1178 Wood Duck Hollow, Jacksonville, FL 32259-2932, the owner of 37.348 shares, intends to submit the following proposal at the meeting:

RESOLVED: The Stockholders request that the Board of Directors adopt a policy that the compensation of senior executives will be determined in the future without regard to any “pension income” from a defined benefit pension plan that the accounting rules may require IBM to treat as an addition to its reported income and earnings per share.

STATEMENT OF SUPPORT

IBM uses criteria to compensate the performance of its senior executives, such as reported net income and earnings per share, that include “income” from defined benefit pension plans. However, compensation decisions should not be influenced by such “pension income,” in my view, because that “income” does not reflect the results of operations, money that is actually available for use by the company, or the actual performance of the executives involved.

IBM’s annual report for 2003 reports “periodic pension income” from various defined benefit pension plans of about $803 million or 7% of its pre-tax income. This compares with $1.2 Billion, or nearly 16% of its pre-tax income in 2002, and $1.5 billion, or 13% of its pre-tax income in 2001, and $1.3 billion, or 11% of its pre-tax income in 2000.

In all, “pension income” accounted for more than $4.8 billion of IBM’s pre-tax income for the four year period. However, as the managing director of Standard & Poors observed in Investors Business Daily, “it’s not the company’s money. It stays in the pension fund.” (Oct. 25, 2002)

Despite this fact, the 2003 and 2004 proxy statements report that IBM’s top senior executives were given more than $100 million dollars of performance-based compensation based, in part, on either net income or earnings-per-share. From 2000 through 2003, this compensation included more than $46 million in annual bonus awards, $27 million in restricted stock and $31 million in payouts under the Long Term Incentive Plan.

By using reported net income and earnings per share as compensation criteria, and failing to subtract pension income from the reported numbers, I believe IBM has compensated its top executives as if they actually contributed to the production of $4.8 billion in “pension income through their efforts in managing operations. However, their management of operations did not, in fact, have anything to do with the production of that income.

In my view, this situation constitutes a clear violation of the principle of pay for performance. Moreover, instead of generating $4.8 billion in cash from pension plans, the 2003 proxy statement disclosed that IBM has actually paid $4 billion into its U.S. Pension plan in order to assure that it is “fully funded.”

My proposal won more than 36% of the votes cast at the 2004 Annual Meeting. With your support, we may persuade the Board that pension income should no longer be used in a way that boosts executive pay.

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

The Company strongly believes that compensation of its executives should be designed to link pay and sustained performance as reported to the stockholders. To support this philosophy, the Executive Compensation and Management Resources Committee of the IBM Board of Directors and management have crafted the Company’s compensation programs so that a significant portion of executives’ total compensation is at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

For example, in 2004 the Company implemented a new program for equity awards to senior executives, designed to incent performance and to increase the stake executives have in the Company. Under this program, the Company’s top executives now receive stock options priced at a 10% premium to the market price of IBM stock, meaning that the executives will not earn a dollar on these options until the stock price increases by more than 10%. In addition, these executives have the opportunity to receive “at-the-money” options only by agreeing to defer 10% of their annual incentive compensation into IBM equity, where it is held for three years or until retirement. When this program was announced, IBM was the only Fortune 100 company to offer premium-priced options so broadly, staking out a leading position in its efforts to drive continued performance by its executive team. In addition, starting last year, the Committee and management began using a new Growth and Innovation Metric for executive compensation, in an effort to underscore the Company’s commitment to productivity and the innovation to lead the industry. The Committee believes that the Company’s executive compensation programs and policies are properly designed to motivate the Company’s executives and to align their interests with the interests of stockholders.

With respect to the proponent’s contention regarding pension income, it is important to note that for the last 3 years, the Company’s pension plans have had a negative year-to-year impact on the Company’s reported financial results. For 2005 we expect that expense for all retirement plans will increase approximately $1 billion from 2004, and in 2004 that expense increased $725 million from 2003, excluding, in both cases, the $320 million charge taken with respect to the settlement of certain claims in the pension litigation. Stated differently, the Company needed to earn equivalent amounts from operations respectively just to stay even with the preceding year. Furthermore, the last year the Company experienced a positive year-to-year financial impact from pensions was in 2001, compared to 2000.

The Company does not manipulate its pension plan to create profits to enrich its executives–if management had wanted to benefit itself, it could have reduced expenses and increased profits by simply paying less cash to employees. However, management did not do so. The Committee and the Company are committed to managing the Company’s executive pay programs and making the changes necessary to drive performance in the marketplace. For all these reasons, the Board unanimously recommends a vote AGAINST this proposal.

6.               Stockholder Proposal on Expensing Stock Options

Management has been advised that the Laborers’ Local Union and District Counsel Pension Fund, 905 16th Street, NW, Washington, DC 20006-1765, the beneficial owner of 15,180 shares, intends to submit the following proposal at the meeting:

RESOLVED: That the stockholders of International Business Machines Corporation (“Company”) request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

SUPPORTING STATEMENT: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom–examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns reported that more than 483 companies are expensing stock options or have indicated their intention to do so. 113 of these companies are S&P 500 companies, representing 41% of the index based on market capitalization. (Bear Stearns Equity Research, February 12, 2004, “Companies that currently expense or intend to expense using the fair value method.”)

This Fund and other Building Trades’ union pension funds have sponsored numerous expensing proposals over the past two proxy seasons. Majority votes in support of the proposals were recorded at over fifty companies, including Georgia-Pacific, Thermo Electron, Apple Computer, Intel, IBM, Novell, PeopleSoft and Kohl’s. We urge your support for this important reform.

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

The Company follows Generally Accepted Accounting Principles (“GAAP”) with respect to accounting and reporting of stock options and other stock-based awards, and it will continue to do so. In December 2004, the Financial Accounting Standards Board announced Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123-R”), requiring public companies to begin expensing equity compensation on July 1, 2005. The Company is in the process of analyzing the impact of these rules and will be prepared to announce its results reflecting the new requirements.

Currently, under GAAP, companies can choose to account for stock-based compensation using the provisions of either Statement of Financial Accounting Standard No. 123 (“SFAS 123”) or Accounting Principles Board 25 (“APB 25”). These accounting rules provide different ways of treating the value of stock options and other stock-based awards. IBM, like many other companies, complies with GAAP by following APB 25. Under APB 25, IBM records the intrinsic value of options as an expense on the Company’s Income Statement. Under APB 25, if stock options are granted at or above market price, no expense is recorded. This fact notwithstanding, IBM also provides footnote disclosure of the Company’s earnings per share (“EPS”) and net income as if SFAS 123 had been applied. (See “Stock-Based Compensation,” set forth in Note a to the Company’s Consolidated Financial Statements, entitled “Significant Accounting Policies,” beginning on page 49 of IBM’s 2004 Annual Report.) Finally, IBM presents both basic and fully diluted EPS on the face of our financials and given that IBM already provides footnote disclosure of our options as if SFAS 123 had applied, we reject the suggestion that our disclosures are anything other than fair and adequate. For all these reasons, the Board unanimously recommends a vote AGAINST this proposal.

7.               Stockholder Proposal on Disclosure of Executive Compensation

Management has been advised that Ms. Janet Krueger, 1725 SE 8 Avenue, Rochester, MN 55904, the owner of 30 shares, intends to submit the following proposal at the meeting:

WHEREAS compensation for IBM’s executive officers is listed in the annual report, but their total compensation and related company liability is not readily discernable by some professional investors or by the average shareholder; and

WHEREAS this leaves shareholders with an inadequate and incomplete picture of the company’s future liabilities on behalf of those executive officers;

RESOLVED that IBM’s Board of Directors establish a policy and practice to provide full and transparent disclosure of all forms of compensation issued and promised to Company executive officers. This should include, but not be limited to, their salary, bonuses in all forms, loans, and their share of deferred compensation schemes such as 401k, EDSP and the IBM Savings Plan, stock options, life insurance, retirement benefits and any other perks which constitute a current or future liability for shareholders of over $2000. This disclosure shall be made in plain English and in dollar terms using industry accepted accounting principles, including the total benefits paid in the prior year, the total projected obligation, and the plan assets set aside to cover that obligation, for each of the executive officers.

SUPPORTING STATEMENT: The import of full executive compensation disclosure is exemplified in a Wall Street Journal Europe article dated 10/11/2002 and titled “Corporate Books Hide another Ticking Bomb: Deferred Compensation–Tab for Executive ‘Top-Hat’ Plans Rises Yearly, Usually Isn’t Disclosed– ‘a Tremendously Large Obligation’”, which cites:

“Companies are required to disclose only a piece of what they promise executives–but not their total annual contributions or even how many employees participate in the plan.”

“It is beyond the experience, and certainly the patience, of most shareholders.”

“Still, incomplete information can stymie the efforts of shareholders, regulators or anyone else trying to calculate an executive’s full compensation. It can keep them from being able to understand deferred compensation’s impact on a company’s bottom line.”

“A footnote in International Business Machines Corp.’s latest proxy discloses that last year Louis V. Gerstner Jr., now 60, the company’s chairman, received $300,000 in contributions to his 401(k) and the executive deferred-compensation plan. A shareholder trying to tease out how that money was allocated would have to know enough about tax law to realize that no more than $12,000 of this payment could have gone into Mr. Gerstner’s 401(k) account. And only someone intimately familiar with SEC disclosure rules and the details of IBM’s top-hat plan would know that the figure leaves out interest credited to his account.”

“An IBM spokeswoman confirms that the bulk of the $300,000 did indeed go into Mr. Gerstner’s deferred-compensation account. She says that the account’s returns mirror those of the investments in his regular 401(k) account, and therefore need not be disclosed. The spokeswoman says thousands of its executives participate in its deferred-compensation program, and that the average annual deferral is $45,000.”

We urge shareholders to vote FOR this proposal.

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

The Company provides detailed and complete disclosure of compensation information for executive officers in its Proxy Statement each year, in full compliance with the regulations of the Securities and Exchange Commission (“SEC”). These regulations require the reporting of all compensation arrangements for the Company’s chairman and chief executive officer, as well as its four other highest paid executive officers. The Executive Compensation and Management Resources Committee of the Board (the “Committee”), which is comprised solely of independent, non-management directors, reviews and approves the compensation for all executive officers of the Company. The Committee also publishes a detailed report each year in the Proxy Statement, setting forth their approach and philosophy with respect to executive compensation. As the proposal attempts to impose future obligations well beyond what is required by the law and the regulations of the SEC, the Board believes the proposal should be rejected. The Board believes that existing Company disclosure adequately and fairly describes the compensation structure for IBM’s executive officers, as well as furnishes an informed basis for IBM stockholders to evaluate the Company’s use of compensation to motivate and retain its key personnel. The Board therefore unanimously recommends a vote AGAINST this proposal.

8.               Stockholder Proposal on Offshoring

Management has been advised that Michael L. Saville, P.O. Box 397, Riverton, UT 84065, the owner of 80 shares, intends to submit the following proposal at the meeting:

RESOLVED: The stockholders request that the Board establish an independent committee to prepare a report evaluating the risk of damage to the Company’s brand name and reputation in the United States resulting from IBM’s offshoring initiative and make copies of the report available to shareholders of the Company upon request.

Tom Lynch, IBM’s Director of Global Employee Relations, told an internal meeting that “US workers or workers in a country where the work is being relocated from, will, in many cases, be asked to train their replacements.” He also said that’s going to raise a lot of tensions as you’re training someone to do a job that you know is no longer going to be yours at the end of a fixed period of time.” He called attention to a Washtech union website where you can see some of the fairly appealing arguments that they’re making to why employees need to do some things like organize to help fight this.” He noted issues like dignity and justice and fairness, those sort of gut sort of issues tend to raise or strike an emotional cord after which the money issues, pay and benefits issues can come in, but the dignity of being told that it’s not that your job is going away it’s just that it’s moving and you’re going to be put out of work as a result of that. It certainly raises those kind of dignity issues.” Full text at http://www.allianceibm.org/articles/execoffshoremeet.htm

“How can America be competitive in the long run sending over the very best jobs?” (A union organizer quoted in Time Magazine, 8/4/03).

Young Americans may wonder whether to study engineering since engineering jobs are going offshore and since remaining engineers are subject to downward pressure on pay and benefits.

Shareholders may agree that IBM should continue to hire in other countries. But shareholders may wonder whether IBM hurts itself by terminating and replacing American IBMers to do so.

Speaking at the internal meeting, IBM HR Partner Christoph Grandpierre described how IBMers in many European countries have more protection against offshoring because of their unions and works councils. And then we have even situations where works councils have so-called ‘co-determination rights,’ he said. That means that you need to reach an agreement with the works council before you are actually allowed to implement certain things. That means without the consent of the employee representative body, you are not allowed to actually deploy a certain process or to initiate a certain action.” He further said, transfer of jobs across borders, are one of the key focus areas and items of interest for these works councils and union delegates.”

Shareholders wonder whether American IBMers will long allow themselves to be discriminated against compared with European IBMers. American IBMers may decide to form employee organizations to achieve equal rights with European IBMers to end this discrimination. Offshoring jobs thus poses risks for the Company’s brand name and reputation, and a report is appropriate.

The IBM Board of Directors unanimously recommends a vote AGAINST this proposal.

IBM believes that globalization is a complex issue that requires a collaborative approach by business, government, labor and universities to develop appropriate approaches. Since its founding, IBM has been one of the true global companies, now serving customers in over 160 countries and since 1987 deriving more than half of its revenue from outside the United States.

IBM also continues to invest more in the United States than anywhere else in the world. For example, in 2004 while over 63% of IBM’s revenues came from outside the U.S., over 75% of its $5.7 billion in research and development spending was invested in the U.S. Earlier this year, Governor George E. Pataki of New York announced more than $2.5 billion in investments by an IBM-led consortium of high-tech companies, with IBM leading the investment of $1.9 billion in nanoelectronics manufacturing and development in East Fishkill, New York. This investment is on top of IBM’s approximately $3 billion investment in 2002 in a new 300 millimeter semiconductor facility in the same area, believed to be the most advanced of its kind.

In addition, IBM remains one of the largest employers in the U.S., with over 133,000 employees. This number is down slightly from 2003, driven primarily by retirements and voluntary attrition, not resource actions. In fact, IBM’s hiring in the U.S. in 2004 grew by 54% over 2003, almost doubling the total for 2002. In addition, just as IBM invests in the U.S., Europe and Japan, it looks at growth opportunities in developing countries. In 2004, we posted double-digit growth in each of China, India and Brazil, and will continue to invest to support additional growth.

In the end, IBM believes that what matters most is whether companies and nations are investing to support innovation, which is and will continue to be the engine of growth around the world. This is reflected in the statement of IBM values put together by IBM employees last year as part of ValuesJam—Innovation That Matters, for the Company and the World. IBM has an unmatched track record to investments in its people, training them to stay on top of the skills needed to compete in a rapidly evolving global marketplace. This year, we expect to spend over $700 million training our workforce worldwide, with over $315 million of those dollars being invested in the U.S. We are also one of the leaders in employee training, with employees spending 17 million hours—or 55 hours per employee—on training this past year, earning us the top spot by Training magazine in 2004. IBM also invests approximately $200 million annually to develop employees’ market value skills, in an effort to keep our workforce current regarding current and emerging areas of expertise. IBM has a history and demonstrated success as a global company investing for innovation. Management and the Board do not believe a study of this kind is necessary or warranted. The Board therefore unanimously recommends a vote AGAINST this proposal.

Other Matters

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company’s By-laws, stockholders who intend to present an item of business at the 2006 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company’s Secretary no earlier than October 8, 2005 and no later than November 7, 2005, as set forth more fully in such By-laws.

Proxies and Voting at the Meeting

The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 26, 2005 meeting. Each stockholder of record at the close of business as of February 25, 2005 (the “Record Date”), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 10, 2005, there were 1,632,628,968 common shares entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of an independent registered public accounting firm and to recommend that the Board consider adoption of a stockholder proposal. Under the laws of New York, IBM’s state of incorporation, “votes cast” at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered “votes cast” based on current state law requirements and IBM’s Certificate of Incorporation and By-laws.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM’s state of incorporation. Votes are counted by employees of EquiServe Trust Company, N.A., IBM’s independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of IVS Associates, Inc.

Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Savings Plan (the “Savings Plan”), the enclosed proxy card also serves as a voting instruction to the Trustee of the Savings Plan for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 20, 2005, or that the card is signed, returned, and received by April 20, 2005. If instructions are not received over the Internet or by telephone by April 20, 2005, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the Savings Plan will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.

/s/ Daniel E. O’Donnell
Daniel E. O’Donnell Vice President and Secretary March 7, 2005

Printed on recycled paper and recyclable

Dear IBM Stockholder:

Your vote is important. Please read both sides of the attached 2005 IBM Proxy/Voting Instruction Card. You can vote your shares through the Internet, by telephone, or by marking, signing and returning your card. If you vote through the Internet or by telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 26, 2005, at 10 a.m. at the Charleston Area Convention Center, 5001 Coliseum Drive, North Charleston, South Carolina. If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card, or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM’s strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM’s Annual Report and Proxy Statement online. If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM’s Paperless Annual Meeting Material Consent form online through the Internet at:

http://www.ibm.com/investor/form

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.

X Please mark your votes as in this example
Proxy/Voting Instruction Card

IBM’s Directors recommend a vote FOR proposals 1 and 2, and AGAINST proposals 3, 4, 5, 6, 7 and 8.  SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTION WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

	IBM’s Directors recommend a vote FOR proposals 1 and 2.							IBM’s Directors recommend a vote AGAINST proposals 3 through 8
	FOR		WITHHELD		FOR	AGAINST	ABSTAIN	Stockholder Proposals on:	FOR	AGAINST	ABSTAIN
	1. Election of Directors (see reverse)	\ \	\ \	2. Ratification of Appointment of Independent Registered Public Accounting Firm (page 24)	\ \	\ \	\ \
								3. Cumulative Voting (page 25)	\ \	\ \	\ \

								4. Pension and Retirement Medical (page 25)	\ \	\ \	\ \
For, except vote WITHHELD from the following nominee(s):
								5. Executive Compensation (page 27)	\ \	\ \	\ \

								6. Expensing Stock Options (page 28)	\ \	\ \	\ \

								7. Disclosure of Executive Compensation (page 29)	\ \	\ \	\ \

								8. Offshoring (page 30)	\ \	\ \	\ \

								Will attend Annual Meeting			\ \

	Signature(s)				Date
/s/ Daniel E. O’Donnell	PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET OR TELEPHONE.
Daniel E. O’Donnell Vice President and Secretary
ADMISSION TICKET

ELECTRONIC VOTING INSTRUCTIONS To vote through the Internet log on to: http://www.ibm.com/investor/vote

To vote by telephone call the toll-free number, 877-779-8683. Stockholders residing outside the United States, Canada and Puerto Rico should call 201-536-8073.

This is your admission ticket for the Annual

Meeting of Stockholders to be held on Tuesday, April 26, 2005, at 10 a.m. at the Charleston Area Convention Center, 5001 Coliseum Drive, North Charleston, South Carolina.

Please detach and present this ticket and photo identification for admission to the Annual Meeting.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING

PROXY/ VOTING INSTRUCTION CARD	International Business Machines Corporation Armonk, New York 10504	Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders April 26, 2005

Samuel J. Palmisano, Edward M. Lineen, and Daniel E. O’Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held at the Charleston Area Convention Center, 5001 Coliseum Drive, North Charleston, South Carolina, at 10 a.m. on Tuesday, April 26, 2005, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH ITEM AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM SAVINGS PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT.

Election of Directors, Nominees:

01. C. Black, 02. K.I. Chenault, 03. J. Dormann, 04. M.L. Eskew, 05. C. Ghosn, 06. C.F. Knight, 07. M. Makihara, 08. L.A. Noto, 09. S.J. Palmisano, 10. J.E. Spero, 11. S. Taurel, 12. C.M. Vest, 13. L.H. Zambrano

(Shares will be voted as directed if this card is: 1. signed and returned or 2. shares are voted over the Internet or by telephone or 3. other specific arrangements are made to have the shares represented at the meeting.)

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING. CAMERAS, CELLULAR PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.